No. 编号: SHMSG19001

Dealer Agreement

代 理 协 议

SANY

Sany International Development Ltd.

三一国际发展有限公司

Dealer: Ten-League Engineering & Techonlogy Pte Ltd.

代理商：Ten-League Engineering & Techonlogy Pte Ltd.

For and on behalf of
SANY INTERNATIONAL DEVELOPMENT LIMITED
三一国際發展有限公司

Authorized Signature (授权签名):

Authorized Signature(s)

Auorized Signature (授权签名):

TEN-LEAGUE ENGINEERING & TECHNOLOGY PTE LTD

Wang Xu

Date（日期）:

Jison Lim

Date（日期）:

Contents

1 Territory 6

2 Subject-Matter of this Agreement 7

3 Period of Validity 9

4 Obligations of the Dealer 9

4.1 Sales of Products 9

4.2 Market Promotion 10

4.3 Service and Warranty 12

4.4 Documentation and Reports 13

4.5 Prohibition of Competition 14

5 Mutual Support by the parties 15

6 Purchase Order and Order Confirmation 17

7 Termination 18

8 Confidentiality 20

9 Intellectual Property Rights 22

10 Force Majeure 24

11 Application of Law and Arbitration 25

12 Notification 26

13 Annexes 27

Annex 1 Sany Product Warranty Terms 27

Annex 2 Dealer Service Agreement 28

Annex 3 Three-year Business Plan 35

目　　录

1　代理区域......6
2　协议标的物......7
3　代理期限......9
4　代理商义务......9
4.1 代理产品销售......9
4.2 市场推广......10
4.3 服务和质保......12
4.4 文件和报告......13
4.5 竞业限制......14
5　双方支持......15
6　采购订单和订单确认......17
7　终止条款......18
8　保密条款......20
9　知识产权......22
10　不可抗力......24
11　适用法律和仲裁......25
12　通知......26
13　附件......27
附件 1 三一产品保修手册......27
附件 2 代理商服务协议......28
附件 3 三年商业计划书......35

Dealer Agreement
代理协议

Entered into and made Between

Sany International Development Ltd. (hereinafter referred to as **"Sany"**), a subsidiary of Sany Heavy Industry Co., Ltd, is in charge of the international operations of its parent company. It is located at: Room 2023, Landmark North, No. 39 of Lung Sum AV, Sheung Shui, N.T. HK., duly organized and existing under the laws of Hong Kong.

三一国际发展有限公司（此后统称为"三一"）是三一重工股份有限公司的全资子公司，负责三一重工的国际业务运营，遵照香港法律组建，注册地为：香港新界上水龙琛路 39 号上水广场 2023 室。

and

Ten-League Engineering & Techonlogy Pte Ltd (dealer's company name), a subsidiary of Ten-league Corporations Pte Ltd, is a company (hereinafter referred to as **"the Dealer"**) registered pursuant to the laws of Singapore (country), with its headquarters located at 26 Jalan Buroh, Singapore 619482 (address). The Dealer has distribution experience and possesses its own distribution network and desires to be a Dealer of Sany to sell Product of Sany.

Ten-League Engineering & Techonlogy Pte Ltd.（代理商公司名称，此后统称为"代理商"）是天利和（私人）有限公司的全资子公司，是一家遵照 新加坡 （国家名称）法律注册的公司，其总部位于 26 Jalan Buroh ,Singapore 619482 (地址)。该代理商有分销经验，并且有自己的分销网络，希望代理三一产品。

Through friendly negotiation on the principle of mutual benefits, equality and free will, Sany International Development Ltd. And Ten-League Engineering & Techonlogy Pte Ltd. (client's company name) signed this Agreement as follows.

经双方友好协商，在互惠互利、平等自愿的原则上，三一国际发展有限公司和 Ten-League Engineering & Techonlogy Pte Ltd. 签订此代理协议。

Interpretation

解释

（1）Affiliate: with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such person, and "Affiliates" and"Affiliated" shall have the correlative meanings. For the purpose of this definition, the term "control" (including with correlative meanings, the terms "controlling", "controlled by " and "under common control with")as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise. In this Agreement, the term person should interpreted to included not only individual physical person but also entity, colletive or partnership or enterprise or any other form of organization of legal sense. For the purpose of this agreement, when referred to SANY, its affiliates are included.

关联公司是指一个人与另一个人存在直接或者间接的控制或被控制关系，或存在直接或间接地被第三方共同控制，则另一个人与该个人之间存在关联关系。本条款下，控制（包括相近的意思，控制或被控制或者被共同控制）是指一个人直接或间接地拥有，或拥有直接或间接的权力通过管理或政策管理、指令另一个人或者产生管理、指令另一人的效果，而不论是通过股权表决权或者合同等其他方式进行了该等行为。本协议下，人不仅仅包括自然人，也包括其他法律实体（集体组织、合伙、企业或者其他形式的法律存在）。本协议下，当表述三一时，该方的关联公司同样包含在内。

(2) Words importing the singular include the plural and vice versa, words importing a gender or the neuter include both genders and the neuter and references to persons include bodies corporate or unincorporated and vice versa.

本协议中单数词包含其复数，反之亦然；措辞涉及到性别用语或使用的中性词均包含两性和中性；措辞提及自然人时均包含法人团体或非法人团体，反之亦然。

(3) Headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

标题仅为行文方便使用，并不影响对本协议的解释。

1 **Territory**

代理区域

1.1 The Territory means the Singapore Country (Region) all State(Province) all (City).

代理区域是指 新加坡 （国家/地区） 所有 （州/省） 所有 (市)。

1.2 For purposes of this Agreement, the decisive factor for the deal or delivery of Prodcuts or spareparts in Territory shall be the location at which the Products or spareparts are put into operation, rather than actual domicile/business address of the customer who places the purchase order. In this context, the term domicile refers to the customer's registered place.

在此代理协议中，决定产品或配件是否在该代理区域内完成交易或交付的决定性因素是产品的使用地，而不考虑购买该产品客户的实际居住/业务地点（此处居住地一词是指客户注册地）。

1.3 Unless obtained the prior written consent from Sany, Dealer shall neither sell the Products to customers outside the Territory (in particular to canvassing customers), nor establishing subsidiaries, warehouses, distributing and promoting the Products outside the Territory.

在未得到三一书面许可的情况下，代理商不得向代理区域以外的客户销售产品（尤其是意向客户），不得在代理区域外建立子公司、仓库或者分销、推广三一产品。

1.4 In case Sany consents in written the Dealer on a sale outside the Territory, (a) Should there is an dealer authorized by Sany at the area/country outside the Territory where the Product is put into operation, the Dealer shall pay the authorized dealer a service fee for such Products, or (b) Should there is no dealer authorized by Sany at the area/country outside the Territory where the product is put into operation, but Sany has the capability and the willing to provide service for Products, the Dealer shall pay Sany a service fee, or (c) Should there is no such a dealer authorized by Sany and Sany is unable to provide service for Products in such area/country outside the Territory where the Product is put into operation, the Dealer shall provide service. The service fee aforesaid in this clause shall be negociated mutully by Sany and the Dealer case by case.

在三一书面同意代理商在代理区域外实施某一单销售的情况下，如果在产品使用地有三一授权代理商，则实施跨区域销售的代理商需要支付给该区域代理商一定的服务费；如果在该区域没有授权代理商，但是三一有服务能力而且愿意提供服务，则实施跨区域销售的代理商需要向三一支付一定的服务费；如果在被跨区域既无三一授权代理商，三一也无法提供服务，则代理商必须自己提供服务。具体服务费用由三一和代理商根据实际情况共同决定。

1.5 Provided that the Dealer implement sales outside Territory without prior written consent, Sany, Sany's affiliates and authorized staff has the rights to ask the Dealer stop those activities immediately, including but not limited to taking all necessary measures to eliminate negative impact. For losses aroused by the Dealer's breaches of this clause, a penalty of no less than 17% of its sales volume shall be paid by the Dealer to Sany.

如果代理商在未经三一书面许可的情况下在授权代理区域外进行销售活动，三一、三一关联公司或其授权员工有权要求代理商立即停止此类活动，包括但不限于要求代理商采取一切必要的措施消除不良影响。对于因违反本条款而造成的损失，代理商须支付不少于其销售额 17%的赔偿金。

2 **Subject-Matter of this Agreement 协议标的物**

2.1 Sany hereby designates and appoints the Dealer as its **non-exclusive** dealer and grants the Dealer the **non-exclusive** right to distribute the Products (as hereinafter defined in accordance with sec. 2.2) in the Territory (as hereinafter defined in accordance with sec. 1.1)and to provide after-sale service to customers in the Territory. The Dealer's right to distribute Products and to provide customer service is **non-exclusive** and Sany retains the right to appoint other dealers, distributors or agents in the Territory.
三一指定代理商为非独家代理商，并授予代理商在其代理区域（条款 1.1 约定）内享有代理产品（条款 2.2 约定）的非独家销售权和售后服务权。代理商对所代理产品享有的销售权和服务权是非独家的，三一有权在代理区域内指定其他代理商或经销商。

2.2 The term **"Products"** or individually **"Product"** refers to Piling Machine, comprising the machines, related spareparts and accessories.
“代理产品”是指 桩工机械，包括主机、相关零配件。

2.3 The Product shall exclude new machine(s) or new model(s) of machine developed by Sany and its affiliates after the signature of this agreement.
代理产品不包括在此协议签订之后由三一及其关联公司新开发的产品或新开发的型号。

2.4 The Product shall exclude product(s) or brand(s) of the company to be acquired or already merged by Sany and its affliates..
代理产品不包括三一及其关联公司已经或将要收购的或兼并的公司旗下控制的品牌及产品。

2.5 The Dealer shall act as independent merchant that does all business in its own name and for its own behalf. Neither SANY nor the dealer shall be construed as affiliate, joint venture partner, agent or employee of the other party.
代理商应是独立的商业个体，以其自身名义从事商业活动，自负盈亏。无论是三一还是代理商，都不能将对方视为附属机构、合伙人，双方也不存在雇佣与被雇佣的关系。

2.6 Without prior written consent from Sany, the Dealer shall not transfer all or part of the rights and obligations under this Agreement to any third party.
未经三一书面许可的情况下，代理商不能将此协议下的全部或部分权利和义务转让给第三方。

2.7 Sany shall have the rights to source Products from other entities of Sany Group or Sany's affiliate company, in particular the rights to deliver Products manufactured from other entities of Sany Group or Sany's affiliates.

三一有权从三一集团的其他事业部或其他关联公司购买代理产品，有权交付由三一集团其他事业部或关联公司制造的产品。

2.8 Direct sales

直销

Sany will do its utmost to support the Dealer on expanding the market. For the sake of clarity, Sany and its affiliates shall remain entitled to supply Products directly to customers which including but not limited to:

三一将坚持尽最大努力支持代理商开发市场。为表述明确，三一及其关联公司享有对以下客户直销的权利，客户包括但不限于：

2.8.1 Chinese-funded company and its affliates that will purchase the products within China but use the Product in project whthin the Territory;

将在中国境内所采购产品用于其在代理区域内项目的中资公司及其关联公司；

2.8.2 Chinese-funded companies and their affiliates that purchase product directly from Sany and use it in the Territory;

在代理区域直接从三一采购产品并在该区域使用的中资公司及其关联公司；

2.8.3 Key accounts who purchase globally, such as global top 100 construction engineering company and its affiliates;

实行全球采购的大客户，如世界排名前 100 名的建筑工程公司及其关联公司；

2.8.4 Domestic Top 10 enterprises who registered in Territory and initiatively cooperate with or purchase from Sany or Sany's affiliates in the Territory.

代理区域内前 10 强且主动与三一或者三一关联公司开展合作或采购设备的客户。

2.8.5 In principle, the Dealer shall provide after-sales service to the directly sold product mentioned above. And all services provided should be under the management and assessment of Sany. Sany will pay service fees to Dealer in accordance with *Service Fee Policy*. Sany has the rights to amend and change the delegated authorities (including but not limited to Product, Territory and Period, etc) of the Dealer or exercise all rights entitled under this agreement in case that the Dealer fails to provide after-sales services to directly sold product.

原则上代理商必须对上述三一直销的产品提供服务，所提供的服务接受三一的管理与考核，三一将根据《服务费用政策》支付服务费用。若代理商拒绝为三一直销产品提供服务，且该直销产品在其代理产品范围内，则三一有权调整代理商的代理权限（包括但不限于产品、区域、期限等）或行使本协议下所赋予的权利。

3 Period of Validity

代理期限

3.1 This agreement will be effective from 01/01/2019 (DD/MM/YY) to 31/12/2021 (DD/MM/YY).

此代理协议将于 2019 年 1 月 1 日生效， 2021 年 12 月 31 日到期。

3.2 Any renewal of this Agreement requires a renewal agreement in written form to be duly signed by the parties in original versions. Any factual continuation of the business relationship shall not be deemed as an automatic prolongation of the fixed term and shall not be interpreted as a change to an indefinite term agreement. Any factual continuation of the business relationship shall be interpreted as a mere case-to-case basis business.

代理协议的续签必须通过双方签字确认的原版书面文件。任何商业关系和商业活动的延续，不能被视为协议的自动延期，也不能被视为协议中模糊条款的释义，仅能被视为商业交易个案。

4 Obligations of the Dealer

代理商义务

4.1 Sales of Products

代理产品销售

4.1.1 The Dealer agrees to achieve the purchase and sales amountset forth under Three-year Business Plan (enclosed as Annex 3) mutually agreed byboth parties and to provide Sany with Three-year Business Planin accordance with this Agreement. In principle, Dealer shall (1) strictly perform obligation set forth in Three Year Business Plan to achieve all index therein, and (2) substaintiate the annual purchase plan in form of quarterly or monthly purchase plan and submit the breakdown form (incudling quarterly or monthly purchase plan) to Sany within 20 days upon effectiveness of this Dealer Agreement. Sany will arrange manufacture and delivery of product in accordance with quaterly or monthly purchase plan provided by Dealer.

代理商同意根据双方协商一致的三年商业计划书（附件三），推动实现双方一致同意的销售与采购目标，并按本协议要求向三一提供三年商业计划书。原则上，代理商应该严格按照三年商业计划完成采购目标，并将三年商业计划任务分解为季度或月度采购计划并将该采购计划在本代理协议生效后 20 天内提交给三一，三一将根据代理商的季度或月度采购计划进行排产和供货。

4.1.2 Unless having obtainedprior written consent from Sany, Dealer shall not sell Products to any person or entities who, to the knowledge of the Dealer, are (a) purchasing the Products from the Dealer for resale, (b) intend to use the Products outside of the Territory, or (c) located outside of the Dealer's approved Sales and Service Territory.

未经三一书面许可，代理商不得向以下客户销售代理产品：采购代理产品用于再次销售的客户；有意将代理产品投入到代理区域外使用的客户；在代理商授权销售和服务区域外的客户。

4.1.3 Within the Dealership Period provided in Clause 3, The Dealer shall renew and submit SANY Three-Year Business Plan before 30th, November yearly, on the basis of Three-year Business Plan as per Annex 3. If the Dealer fails to renew and submit it on time, it shall be deemed that the Dealer is to

give up dealership voluntarily, and Sany has the rights to exercise all rights entitled under this Agreement.

在第三条约定的代理期限内，代理商应在（附件三）三年商业计划书的基础上，于每年 11 月 30 日前提交更新后的三年商业计划，如果代理商未按期提交，视为代理商自愿放弃代理权，且三一有权行使本协议所赋予的权利。

4.1.4 Sany reserves the rights to evaluate the Dealer's performance annually according to the implementationof Three-year Business Plan as per Annex 3.

三一有权根据三年商业计划书（附件三）的完成情况对代理商的表现进行年度评估。

4.1.5 Dealer shall use CRM system to order, to store Products and Spare parts and to provide service for end customer, and to submit and input information as required by CRM,to enhace effeciency and achieve information sharing and the standardization and informatization of order and service process. Sany will provide assitance, training and guide for such order and service processbased on the actual situation.

为提高工作效率，实现信息共享，实现采购、服务流程标准化、信息化，代理商须使用三一 CRM 系统进行采购、存货、服务订单业务并按照 CRM 要求提报相应信息。三一将根据实际情况给予信息流程化的帮扶、指导与培训。

4.1.6 Three-year Business Plan is the basis and a crucial part of this Agreement, Sany is entitled to evaluate, guide, supervise, push, and assess Dealer's implementation of Three-year Business Plan. For the purpose of this Clause, entitlement of Sany consists of: (a) inform andremind Dealer of her implementation of Three-year Business Plan at any time, (b) evaluate Dealer's performance of Three-year Business Plan every two quarters, and inform the Dealer of such evaluation result as well as pushing forward the Dealerto implement the plan, (c) assess Dealer's last-year performance before 30th, January yearly. Provided that Dealer fails to achieve the target in Three-year Business Plan, or fails to make modificationin accordance with Sany's advice during the period of rectification ,or fails to comply with Sany's commercial strategy, Sany is entitled to (a) adjust Territory/Products/Dealership Period, (b) reassign a portion or portions of the Dealer's Territory/Products to other dealers or (c) downgrade the Dealer to be a non-exclusive dealer (on the condition that Dealer is an exclusive dealer) or (d) terminate this Agreement.

三年商业计划书是本协议的依据与基础，三一有权对代理商履行三年商业计划书的情况进行评估、指引、督促、考核，具体如下：（a）随时就商业计划履行情况通知并提醒代理商；（b）每两个季度评估该商业计划的履行情况，并将评估结果通报代理商以督促代理商履行商业计划书；（c）每年 1 月 30 日前对代理商上年度商业计划书的执行情况进行考核。如果代理商未能完成三年商业计划书中的年度商业计划，或在三一给予的整改期内，未根据三一建议完成整改，或未能遵守三一的商业战略，三一有权（a）将代理商的部分代理区域/代理产品/代理期限等进行调整，(b)

或将代理商的部分代理区域/代理产品重新指定给其他代理商、或(c)降级为非独家代理商（若代理商为独家代理商）、(d)终止其代理权。

4.1.7 Dealer shall submit itsBusiness Statistic Dataof last month(hereafter referres to as"BSD", including but not limited to: end customer sales, payment collection and overdue payment, etc)to Sany before the 10th of each month, through CRM system or other means provided in this Agreement.Those BSD shall be considered as important criteria for Sany's assessment of Dealer's quarterly, half-yearly and yearly performance.In quarterly assessment, Sany will raise advise on rectification on the shortage found in BSD collected from Dealer and execution of Three Year Business Plan. In the assesment of Dealer's performancehalf-yearly and yearly, Sany is entitiled to take action as follows on basis of BSD, execution of Three Year Business Plan andassessment result: (a) adjust Territory/Products/Dealership Period, or (b) reassign a portion or portions of the Dealer's Territory/Products to other dealers, or (c) downgrade the Dealer to be a non-exclusive dealer (on the condition that Dealer is an exclusive dealer) or (d) terminate this Agreement immdiately.In the event that Dealer fails to submit BSD to Sany, or providesfalse BSD, Sany is entitled to terminate this Dealer Agreement immidiately.

代理商应在每月 10 日前，通过 CRM 系统或本协议下的其它通知方式，向三一提交上月终端销售、回款、逾期等经营统计数据，该数据将作为代理商季度、半年度、年度考评的重要依据之一；在季度考评中，三一将根据前述经营统计数据，对代理商的经营情况以及执行三年商业计划过程中存在的不足提出整改意见。在半年度和年度评价中，三一有权将根据前述经营统计数据、三年商业计划的执行情况及评价结果，采取如下措施：(a)调整代理区域/代理产品/代理期限，或(b)或将代理商的部分代理区域/代理产品重新指定给其他代理商、或(c)降级为非独家代理商（若代理商为独家代理商）、或(d)立即终止其代理权。代理商不予提供前述经营数据或提供虚假数据的，三一有权立即终止本代理协议；

4.2 Market Promotion

市场推广

4.2.1 The Dealer shall implement appropriate marketing and sales Promotion Plan (e.g. by means of exhibition,trade fair, productpromotion events, advertising video/films, brochures, advertisements, etc.) for the Products in the Territory as well as actively foster and maintain the relationships and connection with the existing and potential customers. (enclosed as Annex 3)

代理商应在代理区域内对代理产品实施适当的市场营销推广活动，如展会、促销会、产品推介会、宣传视频、宣传手册、广告等，并积极维护与现有客户和潜在客户的关系（见附件三）。

i. The Dealer shall participate in the exhibitions organized or sponsored by Sany. The Dealer has the obligation to provide relevant assistance to the exhibitions organized or sponsored by Sany. In case of the exhibitions in which the Dealer participates independently, the Dealer shall submit exhibition

proposal to Sany in advance, and carry it out upon the review and approval of Sany. The Dealer shall actively participate in large and medium-sized regional exhibitions.

代理商应参加由三一组织或者赞助的展会，并且有义务提供相关的支持。如果代理商独立参加展会，必须提前向三一递交参展提案，经过三一审核和同意之后参展。代理商应积极参加大中型区域性展会；

ii. The Dealer shall hold product promotion events each year, and the plan for each product promotion eventshall be submitted to Sany three months in advance; the Dealer shall only hold the product promotion events with approval thereof by Sany.

代理商应每年举办产品推介会，推介会的计划书需提前三个月交三一审核，征得三一同意后方可实施。

iii. The Dealer shall advertise the Products on a regular basis; the advertisement shall be at least in threeforms (including but not limited to newspaper, magazine, billboards, website, app and so on) according to the market conditions.All overseas advertisements shall be subject to Sany's approval beforepublished. The intellectual properties in all materials (including the translated versions) supplied by Sany for advertising and promotional purpose shall be reservered to Sany.

代理商应定期宣传代理产品，根据市场情况至少通过三种形式进行宣传，包括报纸、杂志、路牌、互联网、应用程序等，所有海外宣传都必须在获得三一同意后发布。所有由三一提供的用于市场推广的宣传资料(包括翻译的版本)的知识产权属于三一。

4.2.2 The Dealer shall actively participate in the building of reference projects including landmark projects, key projects, famous projects, etc. in the Territory. The Dealer shall enjoy certain preferential treatment for participation in such projects from Sany at Sany's discretion.

代理商应积极参加代理区域内重大工程的建设，包括地标项目，重点项目和著名项目等，三一将酌情给予代理商一定的优惠待遇，以参加此类项目的建设。

4.2.3 The Dealer shall solely bear the costs of any expenses and costs incurred for the sale, marketing and promotion of the Products, including but not limited to any costs related to the participation in trade fairs/exhibitions.

代理商需独立承担所有与销售和代理产品市场推广相关的费用，包括但不限于与参加展会相关的一切成本。

4.2.4 The dealer promise that information provided in the Dealer Application about assets, service network and facility is true. Investment decision of catipal, movable property, real estate and personnel made by the dealer shall be based on the popularity of brand, market share, market prospective and other related matters, the risk of such investment is to be borne by the dealer, Sany does not make any guarantee regarding or take any responsibility for recovering the investmentcost or obtaining expected profit.

代理商明确承诺其填写的代理商申请表为其签署本代理协议前的资产情况、服务网点等情况的真实情况。在履行本代理协议过程中，代理商应当自行按照三一品牌知名度、市场占有情况、市场预期、商业计划等实际情况进行合理资金、动产、不动产、人员等投入，所有投入的风险由代理商自行承担，三一不对代理商收回该投资成本或获得预期利益，承担任何担保、保证责任。

4.3 Service and Warranty

服务和质保

4.3.1 In order to meet the requirements of customersand secure after-sales services such as the maintenance and repair of allSany's Products in the Territory, Sany has stipulated Sany's service regulations in Annex 2.

为满足客户的需求，保证包括保养和维修在内的售后服务质量，在附件二的服务条款中规定了三一的服务政策。

4.3.2 The repair and maintenance of the Products and spareparts shall strictly follow *Sany Product Warranty Terms*(enclosed as Annex 1).

主机、配件的保养和维修必须严格遵守三一产品质保条款（附件一）。

4.3.3 The Dealer shall promote the sales of spare parts, establish a warehouse up to Sany's standardand stocksparepartsto meet the immediate demands from customers. The customer service obligation is applicable to all Products in the Territory, irrespective of by whom and when they were delivered to this Territory. The Dealer shall provide 24/7 (twenty four hours/seven days a week) customer service.

代理商应推动配件的销售，应按三一标准建设配件仓库、储备配件，以保证及时满足客户对配件的需求；不管产品何时由何人交付至代理区域，代理商有义务对代理区域内的所有代理产品提供全天侯客户服务。

4.3.4 The Dealer shall create andmaintain necessary personnel and material conditions to ensure appropriate customer services such as repair, maintenance, technical consultation, warranty,etc.

代理商应创造和维持所需的人员和物质条件以保证提供适当的维修、保养、技术咨询和保修等服务。

4.3.5 The Dealer shall, at the Dealer's expense, send at least 2(two) service engineersfor the Products to Sany respectively to a place determined by Sany for technical training each year upon prior approval of Sany.The service engineers shall attend such training at least twice each year.

代理商在获得三一批准后，应每年自费派遣至少两名服务工程师到三一指定的地点参加技术培训，每年参加培训次数不少于 2 次。

4.3.6 The Dealer shall carry out all inspections and safety measures required by laws and regulations applicable in the Territory.

代理商应根据代理区域当地法律法规的要求实行检验和安全措施。

4.3.7 The Dealer shall provide quarterly, or upon Sany's request from time to time, information in particular about service and spareparts turnover, market information related to service and spareparts, market volume of Productsin the Territory, operation hours of machines, customer information, machine inventory, machine failure and diagnosis, repair records etc. and all services order information/datashould be input into CRM syestem in time. In case that Dealer fails to provide information as aforementioned requirements, and fails to provide such information within extension time (default extension time shall be 10 dayswith no particular notice) granted by Sany, Sany shall be entitled to exercise all rights entitled under this Agreement.

代理商应按季度或应三一要求，向三一提供信息，包括：服务和配件营业额、与服务配件相关的市场信息、代理区域内的主机保有量、机器运行时间、客户信息、主机库存、机器故障与诊断、维修记录等，并将所有服务订单信息及时录入 CRM 系统：如未能按前述要求提供且在三一给予的延期提交的期限（该延期期限如在通知内无具体约定则为 10 天）内，仍未能提交的，三一有权行使本协议下赋予的权利。

4.3.8 The Dealer shall assign a product manager with specific responsibility for the Products, who shall also be responsible for the technical, legal and regulatory compliance of the Products in the Territory.

代理商应指定一个产品经理专门负责代理产品，同时负责产品在代理区域内符合技术及法律法规的要求。

4.3.9 The spareparts purchased for Product by the Dealer must be genuinespareparts designated by Sany,the Dealer can purchase spareparts locally onlywhen having obtained writtenapprovalby Sany.Otherwise,Sany has rights to claim 5 times thesales amount ofnon-genuinespareparts as penalty,and exercise all other rights entitled under this Agreement.

代理商采购、销售用于其所代理产品的配件，必须为三一指定的纯正配件，经三一书面授权同意在当地采购的配件除外，否则三一有权按照代理商采购、销售非三一纯正配件金额的 5 倍主张罚金，且有权行使本协议赋予的其他权利。

4.3.10 The Dealer shall perform the service responsibility according to the *Dealer Service Agreement* (Annex 2), otherwise Sany has the rights to raise the machine price by 3%-5%, or adjust a portion or portions of Territory/Products/Dealership Period, or assign a portion to other dealers.

代理商须按照服务协议（附件 2）履行服务责任，否则三一有权提升主机价格 3%-5%, 或将代理商的部分代理区域/代理产品/代理期限等进行调整，或指定给其他代理商。

4.4 Documentation and Reports

文件和报告

4.4.1 Asper requirements listed below,the Dealer shall provide Sany with following reports and documentation every 3 months, includingbut not limited to: (a) an itemized list of the Dealer's sales, rentals and demonstrations of the Products, (b) the current status of the Dealer's inventory of new and

used Products, (c) any information requested by Sany concerning, the Dealer's performance of pre-delivery, warranty and out-of-warranty repair service.The Dealer shall submit to Sany annual financial statements for previous year by every March, including balance sheet and profit and loss statements, and shallsubmit to Sanyrecent interim financial statements upon request.

代理商应根据三一如下要求，须每三个月向三一提供以下报告和文件，包括但不限于：(a)代理产品销售、租赁、展示的具体列表；(b)现有的新机和二手机的库存状况的说明；(c)交机、保内保外服务相关信息。代理商的上一年度财务报告（包括资产负债表和损益表）须在每年的 3 月份之前提交；根据三一要求提供代理商最近的财务报表。

4.4.2 The Dealer shall collect market information for advising and consulting with Sany, such information including market demand,sales prospects etc. Dealer should report competitors sales strategy including market pricing, payment terms, financing solution, and warranties etc.

代理商应收集市场信息，包括市场需求、销售前景等，向三一提供合理的建议和意见；代理商应汇报竞争对手的销售策略，包括市场价格、支付条件、融资解决方案、质保等。

4.4.3 The Dealer shall maintain and retain all records relating to pre-delivery, warranty and out-of-warranty repair service, invoices, accounts, complaints and other transactions which concern Sany or the Products for a period of three (3) years from the date of completion of the transaction for which such records arose.

自交易完成且产生记录之日起三年内，代理商应保留所有相关记录，包括交机、保内保外维修服务、发货单、账户、客户抱怨和其他与三一或代理产品相关的交易记录。

4.4.4 The Dealer shall advise and consult with Sany regarding sales, rentals and trends, the Dealer's sales target, customer composition, market shifts, product performace, accessories and parts. Sany will reply within 10 days after receiving the advices from the Dealer.

代理商应就销售、租赁、市场趋势，代理商的销售目标、客户组成、市场份额、产品性能和配件等信息向三一提供合理的建议和意见，三一在收到代理商的建议和意见后的 10 天内给予答复。

4.5 Prohibition of Competition

竞业限制

4.5.1 The Dealer shall, neither directly nor indirectly, distribute or manufacture any products which compete with the Products. This Clauseshall not apply to competitive products which the Dealer accepted as trade-in from end customers for the sale of Products to end customers.

代理商不得直接或间接分销或制造与代理产品形成竞争的任何产品；当代理商为销售三一产品而接受终端客户提供的竞争产品时，不适用于此条款。

4.5.2 The term "competitive products" shall refer to products which essentially resemble the Products in terms of function and/or design and/or operation mode and/or any other features or functions which might be deemed fit to replace the respective Products.

"竞争产品"是指在功能、设计、操作模式、外观或其他任一方面与代理产品相似的产品。

4.5.3 In case that the Dealer breaches this Clauseof the Agreement, the Dealer will be deemed to give up dealership, and Sany has the rights to terminate the Dealer Agreement immediately andto exercise rights under this Agreement.

如果代理商违反竞业条款，视为代理商放弃代理权，三一有权立即终止其代理权并有权行使本协议下赋予的权利。

5 Mutual Support by the parties

双方支持

5.1 Sany shall inform the Dealer at least 90 days in advance of the termination or restriction of the export of any type of Products, or the design or manufacturing of any new type of Products. However, such notice shall not affectthe Dealer's reception of the goods specified in the contract concluded before the Dealer is informed.

对于任何型号产品出口的停止或限制或者任何新型代理产品的设计或制造信息，三一应至少提前90天通知代理商，但此类通知不影响代理商在接到通知前所签订的合同的接货。

5.2 Sany shall inform the Dealer at least 30 days in advance of the price adjustment of the Products, and such notice shall not affect the prices of Products before the Dealer is informed.

三一应至少提前30天告知代理商代理产品的价格调整，此类通知不影响代理商接到通知前的价格。

5.3 Sany shall support the Dealer by providing him with the necessary brochures as well as with sales promotion and advertising documents (e.g. technical descriptions, leaflets, manuscripts, photos, catalogs, exhibition material, etc.) and by providing the personnel of the Dealer with technical and commercial training.

三一应向代理商提供必要的宣传册、营销推广及广告文件（如：技术参数，产品单页、加工图、照片、产品目录、展会材料等），并向代理商人员提供技术及商务培训。

5.4 The conditions applicable to the above-specified support shall be agreed upon respectively.

上述支持的应用条件需分别由双方达成一致。

5.5 As regards Sany's support to dealers (if there is any),the Dealer shall be responsible for providing necessary working conditions(including but not limited to offices, vehicles, food and accommodation), and visa application to support staff from Sany.Other fees and items shall be negotiated mutully in accordance with related policy issued by Sany and actual condition as well. Under any circumstances, Sany's support to dealers (if there is any) shall not be deemed as a decrease of dealers' obligations in this Agreement or an increase of Sany's obligations in this Agreement. For the sake of clarity, Sany's support shall not be deemed as reasons or excuses onDealer's breach ofThree-yearBusiness Plan and Dealer Agreement.

三一为代理商提供帮扶的情况下（如有），代理商须负责为三一的帮扶人员提供必要的工作条件（包括但不限于车辆、办公室、食宿等）及工作签证办理，其他费用与事项双方可以根据三一发布的相关政策及实际情况另行协商确定。在任何情况下，三一为代理商提供的帮扶（如有）不得视为代理商在本协议下义务的减轻，也不得视为是三一在本协议下义务的增加。为表述明确，三一的帮扶都不得视为代理商违反三年商业计划书和代理协议的理由。

5.6 It is clearly noticed by the Dealer that without written Power of Attorney authorized by Sany International Development Co., Ltd.,any changes to the contents of the Dealer Agreement, to machine and parts purchase and sales contract, or to make any written or oral commitment to service fees, commissions and other contents made bystaff of Sany and the legal representative of the subsidiary established in the Territory or its staff to the Dealer, shall not be deemed as the basis or reason for the Dealer to claim any rights and liabilitiesagainst Sany.

代理商明确知悉三一的工作人员及区域内设立的子公司法定代表人或其工作人员在没有三一国际发展有限公司书面授权或确认的情况下对代理协议的内容变更、主机和配件销售合同签订、服务费用、佣金等内容对代理商做出的个人书面或口头承诺，均不得作为代理商向三一主张任何权利的基础或理由。

5.7 Without Sany's prior consent, the Dealershall not recruit employees who resigned from Sany.

未经三一同意，代理商不得招聘三一已离司员工。

5.8 The Dealer shall not allow in-service staff of Sany or its affiliated companies to buy a share, or directly or indirectly invest equity in the Dealer through other forms of stockholding. If the following cases happen:

代理商不得允许三一或者三一关联公司的在职员工入股或以其它股权持有形式直接或间接参股代理商。若有下列情形之一：

5.8.1 Directly buy a share into the Dealer;

直接入股代理商；

5.8.2 Arrange other people on behalf of the employee to hold shares in the Dealer;

安排他人代为持有代理商股份；

5.8.3 Arrange relatives to hold shares in the Dealer;

安排亲属持有代理商股份；

5.8.4 Hold shares in the Dealer through companies or other organizations that the employee has shares;

以其持股的公司或其他组织持股代理商；

Then it shall be deemed that Dealer is to give up dealership voluntarily, and Sany is entitled to claim the Dealer to pay a penalty of USD 50,000 per case, and to terminate this Agreement unconditionally and unilaterally as well as to reserve rights to claim legal responsibility against Dealer.

则视为代理商自愿放弃代理权，且三一有权要求代理商支付 5 万美金/例的违约金，且三一享有无条件单方解除本代理协议，并视情追索代理商其它法律责任的权利。

5.9 New Dealer or Dealer who has signed dealer agreement for any new product is obliged to participate in sales and primary service training held by Sany. Service engineers of the Dealer must be authorized by Sany before providing service for Sany products. The Dealer shall participate in relevant training every year as required by Sany.

首次签约代理商或扩签新产品代理商，有义务参加三一组织的加盟营销、服务等培训；代理商服务工程师必须在获得三一的授权后，方可为三一设备提供服务；代理商有义务每年根据三一的要求参加相关培训。

5.10 The Dealer has the obligation to participate in activities which are held by Sany, such as regional dealer summits, global dealer conferences, etc.

代理商有义务参加三一举办的活动，如区域代理商峰会、全球代理商大会等。

5.11 The signing of this Agreement shall mean that the Dealer complies with "SANY Group Overseas Dealer Selection Standard in the following 5 aspects : capital capacity, credit capability, contractual performance capability, marketing capability and service capability and shall mean that the Dealer has become the authorized Dealer of Sany.

此协议的签订表明代理商在公司实力、资信能力、履约能力、营销能力、服务能力五个方面符合《三一集团海外代理商开发标准》，成为三一的授权代理商。

6. Purchase Order and Order Confirmation

采购订单及订单确认

6.1 The quantity, price and shipping conditions of the Products specified in this Agreement shall be confirmed in each deal, and the details shall be specified in the Purchase Order/Purchase Contract by both parties.

本协议指定的代理产品数量、价格及装运条件等，应在每笔交易中确认，其细目应在双方签订的销售订单中做出详细规定。

6.2 The price of the Products and the payment terms of each deal shall be determined through negotiation between Sany and the Dealer.

每笔交易中的代理产品价格及付款条件由三一和代理商共同商定。

6.3 Each Purchase Order is subject to the seal and written acceptance ofSany International Development Co., Ltd. Sany may reject any Purchase Order for any or no reason. Sany will timely inform the Dealer in written or email whether the order is accepted or rejected.

每笔订单需由三一国际发展有限公司盖章并签字确认接收。三一可以以任何理由或无理由拒绝订购。三一以书面或邮件的形式及时告知代理商订单是否被接收或拒绝。

6.4 When the Product is usedfor special purposes like military, the Dealer shall inform Sany in written30 days prior to offering the orders.

当代理产品用于特殊目的时（如军用），代理商必须核实并相应地在下达订单前以书面形式提前30天告知三一。

6.5 The Dealer should always purchase Products from Sany directly, and should never purchase from third parties, unless getting the prior written consent from Sany, otherwise Sany has the rights to terminate the Dealership Agreement immediately.

代理商须直接从三一采购产品且永远不得从第三方采购，除非获得三一的书面许可，否则三一将有权立即终止代理协议。

6.6 Sany will issue and notice the Annual Sales Price(hereinafter referred to as ASP, valid for 12 months subject to update by Sany from time to time) for next year to Dealer at the end of year.For avoidance of doubt, ASP for 2017 will be issued by Sany to Dealer at the end of 2016.三一将在每年的年底向代理商发布次年的年度销售价格，该销售价格有效期为 12 个月，以最新发布年度销售价格为准。为免歧义，如 2017 年的年度销售价格，将以 2017 年 1 月 1 日之前（也即 2016 年）发布的销售为准。

（1） In the event that Dealer fails to submit the breakdown form for quarterly or monthly purchase plan as per sub-clasue 4.1.1 of this Agreement,Dealer agrees thatSany is entitled to (a) raise the purhcase price (i.e. 10% above the ASP),or(b) terminate this Dealer Agreement.如代理商未能依据本代理协议第 4.1.1 条提供月度或季度采购计划，则代理商同意三一有权（a）在当年发布的年度销售价格基础上上浮 10%，或（b）立即终止本代理协议；

（2） In the event that the fulfillment accuracy rate of purchase plan (statisticed and calculated by Sany quarterly) providedby Dealer as per sub-clasue 4.1.1 of this Agreement is lower than 90%, Dealer agrees that the purchase price for next quarter will be raised by 5% above the ASP.如代理商依据本代理协议第 4.1.1 条所提供的采购计划的完成（三一将按季度统计）准确率低于 90%，则代理商同意下一个季度的采购价在当年发布的年度销售价格基础上上浮 5%。

7 Termination

终止

7.1 Within the valid period,this Agreement may be terminated by either party with a notice 30 days in advance.

在协议有效期内，任何一方提前 30 天通知对方，可以终止协议。

7.2 This Agreement may however be terminated with immediate effect by either party provided that important reason occurs and to the extend that such reason leads toAgreementunable to be performed and executed. In such case termination shall be effected by courier (with confirmation of receipt) or registered mail (return receipt requested). In particular, both parties agree that any one of the following

reasons shall be deemed as important reasonthat leads to Agreement unable to be performed and executed:

若因重要缘由，导致协议无法继续履行，任何一方可以特殊终止协议并立即生效。在此情况下，终止函需要通过快递（需有确认接收回执）或者挂号信（需有回执）寄出方可生效。双方同意，发生以下情形之一的，即视为导致协议无法继续履行的重要缘由：

7.2.1 Violation ofClause 1.3 twice or more by Dealer;
代理商违反条款 1. 3 两次及以上；

7.2.2 Failureto comply with the obligations set forth under Clause 4 by Dealer;
代理商未能完成条款 4 所规定的义务；

7.2.3 Non-compliance with or non-achievement of the specified Three-year Business Planunder Clause4.1.1;
未遵照或未实现条款 4. 1.1 中的三年商业计划书；

7.2.4 Dear's failureto performits payment obligation underFirst Order within 1 month upon effectiveness of this Dealer Agreement.First Orderunder this sub-clause means purchase contract signed by parties whenthis Agreement is signed simultaneously.
代理协议生效后的 1 个月内，代理商未能依据首批订单支付货款的；本条所指首批订单是指与本代理协议一同签订的采购合同；

7.2.5 Non-compliance with the specified requirements with regard to the customer service in accordance with Clause 4.3;
未遵照条款 4. 3 中关于客户服务的具体要求；

7.2.6 Violations of the prohibition of competition under Clause 4.5;
违反条款 4. 5 中的竞业限制规定；

7.2.7 The annual appraisal/evaluation result is unqualified or Dealer fails to achievetask/target provided in Annex 3 and there isno improvement in the stipulated period;
年度评估不合格，或未完成附件三中年度任务且在规定时间内无改善；

7.2.8 Application for and/or commencement of insolvency proceedings over the assets of the Dealer;
代理商申请破产或者已经进入破产结算程序；

7.2.9 Sales of business by the Dealer or change of ownership, participation or management conditions without prior written consent from Sany;
未经三一书面许可，代理商出售业务，或变更所有权、合伙人或管理层；

7.2.10 Undertaking illegal activities in name of Sany, defaming Sany's brand image and disclosing major commercial secrets; or the legal representative, principal, director, or shareholder of the Dealerare sentenced to commitcrime by verdict or with same effect, or Dealer purchase and sell non-genuine spareparts without the written consent from Sany.In the aforementioned cases,Sany is entitled to claim incurred loss of Sany against the Dealer.

以三一的名义从事非法活动，客户投诉等导致三一品牌形象受损以及泄露重大商业机密，或代理商的法定代表人、负责人、高管、董事、股东被追究刑事责任的，或未经三一书面许可，采购、销售非三一纯正配件的；在此情形下，导致三一遭受损失的，三一有权追究代理商责任。

7.2.11 Non-settlement of overdue payments by the Dealer within 30 days to be specified by Sany in written;
在收到三一书面通知后的 30 天内，代理商仍未结清逾期货款；

7.2.12 Assignment or other transfer of claims or rights and/or obligations arising from this Agreement by the Dealer to third parties without having obtained therespective consentfrom Sany;
代理商未经三一相应许可，委任或者转移代理协议产生的声明、权利或义务等至第三方；

7.2.13 Purchase of the Products or spareparts fromthird partieswithout prior written consent from Sany;
未经三一事前书面同意，从第三方采购代理产品或配件的；

7.2.14 Other violation of this Agreement by the Dealer which he fails to remedy within 30 days after issuance of a written notification of such contract violation by Sany which includes the note that Sany will effect a termination of this Agreement without notice in case of non-compliance;
代理商其他违反协议的行为，若在三一寄出书面违反协议通知后 30 日仍未采取弥补措施，三一无需告知即可终止代理协议。

7.2.15 Bribery,rebate and other illegal benificial behaviorsoffered by Dealer to Sany's staff and their relatives,friends and interested person in stake;
代理商出现向三一人员及其亲属、朋友等有利害关系的人员行贿、给予回扣等输送利益的行为；

7.2.16 Dealer's failure in storage of Spare parts to meet the standard required by Sany twice, or failure to remedy after receipt of Sany's written notice for two or more times on this matter.配件储备 2 次不达标，或三一书面提醒 2 次或以上仍未采取补救措施的；

7.2.17 Failure to meet the service satisfaction standard of Sany for two consective quarters as shown in Sany's CRD feedback system. 通过三一 CRD 回访中心回访，若服务满意度连续 2 个季度不达标的；

7.2.18 Severe and urgent complaintand severe but not urgent complaintfrom end customeris more than 3 times a quarter.遭受终端客户重大紧急投诉和重大非紧急，1 个季度超过 3 次的；

(1) Severe and urgent complaint provided in Clause 7.2.18 shall mean the complaintraised by Key Customer and extremely-emotional customer and that will affect the brand and sales of Sany in the market, and the complaint issue actually affects the construction work of Customer and might cause economic lossto Customer.本条所指重大紧急投诉：指涉及关键客户和极端情绪客户，对公司品牌及市场销售产生重大影响的投诉；同时影响客户施工，有可能对客户造成较大经济损失的投诉。

(2) Severe but not urgent complaint provided in Clause 7.2.18 shall mean the complaint raised by Key Customer and extremely-emotional customer and that will affect the brand and sales of Sany in the market, and the complaint issue does not affect the construction work of Customer, neither cause

economic loss to Customer. 本条所指重大非紧急投诉：指涉及关键客户和极端情绪客户，对公司品牌及市场销售产生重大影响的抱怨；但暂不影响客户施工，尚未因我司责任对客户造成经济损失的投诉。

（3） Key Customer provided in sub-clause 7.2.18(1) and (2) means Customer who ownsSany's equipment and/or potential Customer who owns other engineering machinery of other brand above 20 sets and/or business entities or governmental departments who have a certain degree of influence or reputation in the local area. 7. 2. 18（1）与（2）条中所指的关键客户：指拥有我司设备超过 20 台的大客户、和/或拥有其他工程机械品牌超过 20 台的潜在大客户、和/或当地有一定影响力及名望的企业或政府部门。

7.3 Upon termination of this Agreement, Sany shall be entitled to reject the performance of any Purchase Orders agreed upon by the parties which were not yet performed by the date of such termination.
代理协议一旦终止，三一有权拒绝履行任何双方已达成但在协议终止日前未履行的采购订单。

7.4 The Dealer shall not be entitled to any compensation, indemnification or other claims against Sany arising from or in connection with the termination of this Agreement. Moreover, neither The Dealer nor Sany shall bear responsibilities for the other party's investment or expenses incurred in accordance with the Agreement.
代理商无权要求任何因代理协议终止产生或与之相关的赔偿、补偿或者其他任何对三一的索赔。对于根据本协议实施的投资或投入的费用，三一和代理商都不向对方承担责任。

7.5 The Dealer shall return all technical documentation, brochures, etc. to Sanyupon termination of this Agreement or anytime upon Sany's request. Relevant data stored on the computer of the Dealer shall be deleted.
协议终止后，或应三一要求，代理商必须随时返还所有技术文件、宣传册等；储存在代理商电脑上的相关数据也应予以删除。

7.6 Sany is not obligated tobuyback any Products, spare parts, sample machines, etc., on Dealer's inventories. Dealer and Sany may, on a friendly basis, negotiate to deal with the Dealer's inventory, trademark, commercial profiles and so on.
三一没有义务回购代理商库存的任何三一产品。但三一可以和代理商通过友好协商，寻求解决方案，处理代理商的库存、商标、商业档案等问题。

7.7 Termination of this Dealship Agreement shall not be deemed as the termination of sales and purchase agreement enterred between Dealer and Sany. All debts of the Dealer payable to Sany and its affiliates shall immediately be due and paid in full upon the date of termination of this Agreement.
本协议的终止并不视为代理商与三一之间的买卖合同关系下的债权债务关系的终止；而且协议终止之日，代理商欠三一及其关联公司的款项的清偿期也即届满，代理商必须立即付清该款项。

7.8 Any damages or loss incurred thereof by Sany and its affiliates due to execution or termination of this Agreement, shall be borne by Dealer.

因本协议执行或终止而给三一及其关联公司所造成损失的，由代理商承担。

7.9 Provided that any sale and purchase contractbetween SANY and the Dealer under this Agreement is insured by Sinosure (China Export & Credit Insurance Corporation), in the event that Sinosure did not accept payment insurance under sale and purchase contract due to credit defects of Dealer or Dealer's guarantor or assigned party, SANY shall be entitled to terminate this Agreement without assuming any obligations (including but not limited to obligations such as delivery or warranty) with immediate effect, and any losses incurred by SANY shall be borne by the Dealer.

若三一与代理商基于本协议签订的买卖合同系采取中信保承保的方式，则如因代理商或代理商担保人或指定付款人资信瑕疵，导致中信保对该买卖合同下货款不予承保，则三一有权立即解除本协议，且不承担本协议下任何义务（包括但不限于交货或者质保等义务），如由此给三一造成损失的由代理商承担。

7.10 In case Dealer's available creditline granted by SinoSure is insufficient, Dealer shall make up the shortage within 1 month or increase its available credit line, otherwise Sany is entitled to (1)require Dealer to make full payment in cash or by irrevocable Letter of Credit at sight under its following Purchase Order; or (2)terminate this Dealer Agreement immediately.

若代理商的信用额度不足，则代理商应在 1 个月内补足或增加其信用额度，否则三一有权（1）要求代理商在后续采购订单中以现金或不可撤销的即期信用证方式全额支付货款；或（2）立即终止代理协议。

7.11 Dealer shall neither act as dealer of Sany, nor act on behalf of Sany, in any means, upon the date of termination of this Agreement.代理协议终止之日起，代理商不得再以三一名义开展任何形式的活动。

8 Confidentiality

保密

8.1 Bothpartiesof this Agreement shall refrain from utilizing or disclosing to third parties any confidentialinformation (including but not limited to business and/or trade information and secrets, the ASP informationnotified by Sany). The term third parties excludesSany's affiliates or Sany Group Ltd's affiliates. Confidential information shall include all business and/or trade information of Sany's affiliates or Sany Group Ltd's affiliates.

本协议任何一方不得利用或向第三方透露任何机密信息（包括但不限于商业和/或交易秘密，三一发布的年度销售价格信息等）。第三方不包括三一及三一集团有限公司的关联公司。保密信息包括三一和三一集团有限公司的关联公司的保密信息。

8.2 The Dealer shall be particularly obliged to treat confidentially any and all information on the Products or other products of Sany Group as well as any and all information on manufacturing methods, technologies, price and spareparts lists, inspection and maintenance instructions as well as any and all further business and/or trade secrets, whether they are disclosed in the form of written documents, in electronic form or orally, which become known to the Dealer in connection with and/or because of this Agreement. He shall be furthermore obliged to only use such information within the scope of the execution of this Agreement and in compliance with the specified provisions. Such information shall, neither in whole nor in part, be disclosed or provided to third parties for inspection, reproduction or other purposes.

代理商有义务保守任何和所有关于代理产品以及三一、三一集团其他产品的信息，包括：生产方法、技术、价格、零配件清单、检修、保养说明以及其他未来商业和/或交易秘密与信息。不管这些信息是否因与本协议相关和/或因由本协议而以书面文档、电子文件或者口头形式告知代理商，代理商有义务在遵守指定条款的情况下仅在协议许可的执行范围内，并根据协议规定的条款使用相关信息。上述信息不能部分地，或者全部透露或者提供给第三方以用于侦察、再造或者其他任何目的。

8.3 The Dealer shall be obliged to furthermore prevent by means of organizational and other measures any disclosure of business and/or trade secrets of Sany and its affiliates by any employees, possible sub-agents or other persons for whose actions the Dealer is to be held responsive in accordance with general legal principles.

代理商有义务阻止任何雇员、可能的二级代理及其他人员通过组织或者其他手段透露任何关于三一以及三一集团下属公司的商业和/或交易秘密。根据一般性法律原则，代理商对此类人员的行为负责。

8.4 The obligation of secrecy shall not apply to any facts and knowledge which provably (a) are or become general knowledge without such general knowledge being attributable to the respective party; (b)were already known to the respective party before their disclosure by the other party; (c)became known to the respective party through a third party without a violation of the third party's obligation of secrecy towards the other party.

保密义务不适用于以下任何事实和信息范围，被证实是 a）已经或将成为不属于相应一方的常识；b）在双方互相通知对方之前，各自均已得知。c）通过第三方在不违反对另一方保密责任的前提下透露获知的。

8.5 The obligation of secrecy on the part of Sany shall furthermore not be applicable to such facts and knowledge which refer to existing or potential purchasers of products offered by SanyGroup.

三一方的保密义务不适用于关于现有或潜在的购买三一集团产品的客户的事实和信息。

8.6 Upon termination of the contract, the Dealer shall be obliged to forward all media (written documents, documentations, notes, disks, other data carriers, copies and drawings prepared by the Dealer, etc.) which contains confidential information of Sany to Sany together with a statement of completeness. Respective data stored on the computer of the Dealer shall be deleted unless Sany waives such deletion for the nonce by means of an express declaration. The previous Clause8.1 and 8.2 shall be respectively applicable to the business and/or trade secrets of Sany Group's affiliates.

协议一旦终止，代理商必须向三一上交所有涉及三一秘密信息的资料（书面文档、档案、笔记、光盘、其他数据载体、复印件以及制度等），并附完整性声明。除非三一以书面声明的形式允许，代理商电脑上储存的相应数据应予以删除。此前的条款 8.1 和 8.2 分别适用于三一集团下属的其他公司的商业和/或交易秘密。

9 **Intellectual Property Rights**

知识产权

9.1 The Dealer shall only be entitled to use the Sany trademarks within the scope of advertising measures for the Products during the period of this Agreement. Any other use of such trademarks by the Dealer shall be prohibited. Owner of the Sany trademarks can be Sany and/or other companies of Sany Group, regardless of whether the trademarks are registered with the competent authorities in the Territory.

代理商只能在协议期内进行代理产品推广时使用三一商标，其它任何情况下禁止使用。无论商标是否在代理区域内授权当局注册，三一商标所有者是三一和/或三一集团的其它公司。

9.2 The trademarks that Sany provided to Dealer for Sany products are SANY, [SANY logo], [logo], "三一", "三一重工", or the above words, images or combination of the words and images used on series products of Sany. Dealer shall use uniform VI (Visual Identity) designated by Sany on Dealer's portal website, in advertisement, on billboards and on any other public occasions, and no change shall be made to them without permission.

三一提供给代理商使用的商标为 SANY，[SANY logo]，[logo]，"三一"，"三一重工"，或者在三一系列产品中使用的上述文字、图形或两者的组合。在代理商门户网站，广告，招牌和其他任何公共场合中，代理商都必须采用三一指定的统一 VI（视觉识别系统）。

9.3 The Dealer is prohibited to use "SANY", "SANYGROUP", "ISANY" or other combination with word "SANY" as domain name.

禁止代理商使用"SANY""SANYGROUP"，"ISANY"或者其他与"SANY"相结合的词汇作为域名。

9.4 Sany shall deliver and the Dealer shall distribute the Products under the respective Sany trademarks only. This shall also apply to a presentation of the Products, particularly in exhibitions.

三一和代理商仅能以相应的三一商标发运或分销代理产品。以上同样适用于代理产品展示，尤其是在展会上。

9.5 The Dealer shall acknowledge theintellectualproperty rights (e. g. trademarks, patents, design patents, copyrights) of Sany and other companies of Sany Group.

代理商承认三一的知识产权（如商标，专利，设计专利，版权）归三一及三一集团其它公司所有。

9.6 Without the formal written authorization from Sany, Dealer shall not register or use the Sany's name or trademark in any form, or exercise any rights (including intellectual property rights) that is owned by, used by or entitled to Sany thereof in any form and on any occasion. Particularly, the Dealer shall not use "SANY" as its company name.Dealer shall use trademark and trade name designated by Sany in compliance with Sany's regulations on trademark and trade name, and any instructionsSany may give to the Dealerat anytime.

未征得三一正式书面授权，代理商不得以任何形式注册或使用三一的名称或商标；在任何情况下，不得以任何形式使用三一具有拥有权，行使权或授权行使权的权利（包括知识产权）。代理商不得使用"SANY"作为其公司名称。代理商在使用三一指定的商标和贸易名称时，必须遵守三一关于商标和贸易名称的相关规定以及随时发布给代理商的相关指示。

9.7 The Dealer shall refrain from any actions which may lead to the violation of a rights, a claim or a legally protected interest of Sany with regard to any intellectualproperty rights.

代理商必须避免做出任何可能导致三一知识产权受损的行为。

9.8 In case of any infringement of Sany's intellectual property rights in the Territory, the Dealer shall immediately inform Sany of such infringement and take necessary measures to assist Sany in protecting Sany's interests and rights.

当三一知识产权在代理区域内被侵犯的情况下，代理商应立即通知三一，同时采取必要的措施协助三一维护其权益。

9.9 After termination of this Agreement, Dealer's rights to use the trademark and trade name authorized or granted by Sany is automatically revoked. The Dealer shall undertake that starting from the day of termination of this Agreement, it will immediately and completely remove, delete and clear all related trademarks,VI (Visual Identity)markand trade names at places where it is used before in connection with this Dealer Agreement. Furthermore it shall neither directly nor indirectly use any names, titles or expressions which resemble those used by Sany in order to avoid any confusion, uncertainty or deception of the public or the customers. For the sake of clarity, such obligation shall survive the Agreement's term.

此代理协议终止后，三一授权或准许代理商的商标和贸易名称使用权将自动废除。代理商必须保证自此代理协议终止之日起立即完全移除、删除和清理所有之前使用过的与本代理协议相关的所有商标、VI（视觉识别系统）标示和贸易名称。并且，为了避免令公众或客户产生混淆，造成不明确性或欺骗行为，代理商不得直接或间接使用与三一所用相似的名字，称呼或表现形式。为表述明确，代理协议到期后代理商仍需履行以上义务。

10 Force Majeure

不可抗力

In cases that there is a natural disaster, civil chaos, war, terrorist attack, convulsion, commotion, strike, blockage, harsh weather, fire, explosion, government behavior, or any other similar uncontrollable incidents that makes it impossible for one party to perform obligations pursuant to this Agreement or delays the performance of such obligations ("Force Majeure"), none of the parties shall be liable in relation thereto during the occurrence of the Force Majeure event. However, the affected party shall in time send a notice to the other party and continue to perform to the best of its capability.

如因自然灾害、内乱、战争、恐怖袭击、动乱、骚乱、罢工、封锁、恶劣天气、火灾、爆炸、政府行为，或其它任何类似不可控事件，使得一方无法执行或推迟执行本合约义务（不可抗力），任何一方都无须为此承担责任，但受影响的一方应及时向对方发出通知，并在其能力范围内尽最大能力继续履行职责。

11 Application of Law and Arbitration

适用法律与仲裁条款

11.1 This Agreement shall be governed by and construed under the law of Hong Kong.

本协议受香港特别行政区法律管辖和解释。

11.2 If this Agreement is translated into any other languages, only the English version shall be decisive for any dispute about interpretation.

如果此协议被翻译为其它语言，在释义上存在争议时，将以英文为准。

11.3 All disputes arising out of the execution or in relation to this Agreement shall be settled amicably through friendly negotiation between the two parties. If a settlement cannot be reached, any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with these Rules.There shall be only one arbitrator.

由本协议的执行引起或与本协议有关的所有争议须通过双方友好协商解决；如果协商无法解决，凡由本协议而引起的或与之有关的争议，矛盾及请求，包括由于本协议的有效、无效、违反或终止，协议双方应按规定提交仲裁申请，并按照提交仲裁申请时有效的香港国际仲裁中心仲裁规则进行仲裁。仲裁将只有一位仲裁人。

11.4 Arbitration shall be held in Hong Kong, and the arbitration proceedings shall be conducted in English.The award of the arbitration shall be final and binding on both parties. The arbitration costs shall be borne by the losing party, unless it is agreed otherwise or granted by tribunal.

仲裁将在香港以英语执行。仲裁裁决是终局的，且对双方均有约束力。除非另有协议或经仲裁庭裁决，仲裁费用均由败诉一方承担。

11.5 In the event that any one or more of the provisions or parts of any provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the same shall not invalidate or otherwise affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

如果此协议中任一个或多个条款，或任何条款的一部分由于任何原因被具有合法管辖权的法院在任何方面宣判为无效，非法或不可实施，此协议其余条款仍然有效。并且解释此协议时，这些无效的，非法的或不可实施的条款将被视为从未出现在协议中。

11.6 In the event that Sany Staffviolates the honesty and integrity discipline and conducts any illegal behaviors, Dealer may contact SanyAudit &Supervisory Headquarters via complaints line (00)86-(0)731-85835000/84031222 or send email tojiancha@sany.com.cnfor complaints.

若三一工作人员存在违背廉洁诚信行为和违法违规情形的，代理商可拨打三一审计监察总部的投诉专线(00)86-(0)731-85835000/84031222，或发邮件至审计监察总部的投诉专用邮箱jiancha@sany.com.cn 进行投诉。

12 Notification

通知

12.1 Any notice required to be sent under this Agreement shall be sent in written form by way of a registered letter or a fax. The addresses of the parties for dispatch of such notice are as follows:

If intended for Sany, to:

Sany International Development Ltd.

Correspondence Address: Xingsha economic development zone, SANY industrial town，Changsha, Hunan, China.Postal Code:410100

Tel: +86 4006 098 318 E-mail: crd@sany.com.cn

If intended for the Dealer, to: Ten-League Engineering & Techonlogy Pte Ltd.

Address: 26 Jalan Buroh, Singapore 619482

Postal Code: 619482

Tel: +65 68620769 E-mail: kris@ten-league.com.sg

协议条款要求下的任何通知，都应以书面方式由挂号信或传真通知到如下双方地址：

如发给三一，发至：

三一国际发展有限公司

湖南省长沙市星沙经济开发区三一工业园邮编：410100

电话:+86 4006 098 318 邮箱：crd@sany.com.cn

如发给代理商，发至：Ten-League Engineering & Techonlogy Pte Ltd.

地址：26 Jalan Buroh, Singapore 619482

邮编：619482

电话：+65 68620769　　　　邮箱：kris@ten-league.com.sg

12.2 If any party changes address above provided, it shall inform the other party seven (7) daysproir to the use of new address,otherwise such notice letter sent to the address of one party provided above shall be deemed valid.

任何一方联系地址变更的，必须在新的联系地址使用前的七天内通知对方，否则发送至上述地址的通知视为有效。

13 Annexes

附件

Annex 1 Sany Product Warranty Terms (the profile is independently attached)

附件 1 产品保修条款(该文档单独另附)

Annex 2 Dealer Service Agreement

附件 2 代理商服务协议

Annex 3 Three-year Business Plan

附件 3 三年商业计划书

IN WITNESSwhereof, the Parties hereto have executed this Agreement, effective as of the day and year first above written.

协议双方已于本协议开始部分写明的日期正式开始执行本协议，特此证明。

Sany International Development Ltd.	**Dealer:** Ten-League Engineering & Techonlogy Pte Ltd.
三一国际发展有限公司	**代理商：** Ten-League Engineering & Techonlogy Pte Ltd.
Authorized Signature(授权签名):	Authorized Signature(授权签名):
For and on behalf of SANY INTERNATIONAL DEVELOPMENT LIMITED 三一国际发展有限公司	TEN-LEAGUE ENGINEERING & TECHNOLOGY PTE LTD
Authorized Signature(s)	
Wang Xu	Jison Lim
Date（日期）:	Date（日期）:

Annex 2

Dealer Service Agreement

代理商服务协议

As a supplementary Clause of Dealer Agreement, Dealer Service Agreement is also binding for both parties of the Dealer Agreement. After-sales service, also the key competitiveness of Sany, is including but not also limited to 6 types of service orders with fixed form (PDI service, antirust operation service, commissioning service, maintenance service, routine inspection service, call-out service) and 2 types of service orders with special form (technical update service, special service). As the authorized service organization of Sany, Dealer is required to supply good-quality and satisfied after-sales service to end customers in the Territory according to Sany's standard requirements .

"代理商服务协议"作为"代理协议"的补充条款，同样对协议双方具有约束力。售后服务一直以来是三一的核心竞争力，其包括但不限于6种固定形式的服务订单（预验收订单、防锈运转订单、开机订单、保养订单、巡检订单、召请订单）及2种特殊形式的服务订单（技改订单、特服订单）。代理商作为三一授权的服务机构，应按照三一的标准要求，向辖区内终端客户提供优质、满意的售后服务。

1 Service Territory

服务区域

Dealer's service Territory is identical to Dealer's Territory provided in Clause 1 of Dealer Agreement. Dealer shall perform the service obligations for Products in the Territory, according to provisions in Clause2 of this Service Agreement.

代理商服务区域与代理协议第一条中约定的代理区域一致。代理商应该按照此政策中条款 2 里面的约定对服务区域内的所有设备履行服务职责。

2 Responsibilities of Dealer

代理商职责

2.1 Dealer shall have basic resources including facilities, personnel, spareparts and necessary tools for service. Dealer shall make and submitThree-year Business Plan to enhance its service capability and implement it accordingly.

代理商应该配备基本资源，包括设施、人员、配件以及必要的服务工具。代理商应该制定《代理商三年商业计划书》来提升其服务能力，并要对应执行。

2.2 Dealer shall make full use of service channels and try its best to provide pre-sale, in-sale and after-sale service to customers and assist them to solve problems.

代理商应该充分利用服务渠道，并应尽全力为客户提供售前、售中及售后服务，帮助客户解决问题。

2.2.1Pre-sale Service

售前服务

i Inspection on Arrival

到港检查

Within seven (7) working days after the customs clearance, Dealer shallcheck the appearance, performance and auxiliary parts of the machine: if Dealer discovers problems including but not limited to damage, loss, wrong dispatch, Dealer shall provide evidence and report to Sany promptly; if there is no problem, Dealer shall complete and submit*The Pre-acceptance report*to Sany.

设备清关后七天之内，代理商应该检查设备的外观、性能和随机配件等：如果代理商发现破损、丢失、错发等问题，应提供相关证据并及时向三一报告；如无前述问题，代理商应该完成《预验收报告》并交给三一。

ii Maintenance

保养

Dealer shall provide regular maintenance to Product before it is delivered to customers, including antirust operation and other necessary inspections, to keep the machine in good conditions, and submit the *Maintenance Record*with regarding to aforesaid maintenance to Sany.

产品交付终端客户前，代理商应为其提供常规保养，包括防锈处理和其它必要的检查，以保证设备处于良好运行状态，并提交《保养记录》给三一。

2.2.2In-sale Service — products pre-acceptance

售中服务–产品预验收

i Consultation

产品咨询

Dealer shall provide technical consultation to assist customers to choose the appropriate products and models.

代理商应该为客户提供技术咨询以帮助客户选择合适的产品和型号。

ii Spareparts Recommendation

配件推荐

Dealer shall assist customers to select spare parts and accessories, and regularly remind them to stock a proper amount of spareparts.

代理商应该帮助客户选择配件和随机附件，并定期提醒客户储备适当的配件。

iii Inspection upon delivery to customers

交货检验

Upon the delivery to customers, Dealer shall conductan overall product inspection for the acceptance of customersand forward customers' acceptanceinformation to Sany through a standard template.

货交客户时，代理商应进行全面的产品检验，并按标准模板将客户接货信息转发给三一。

iv Key projects assistance

重点项目协助

Dealer shall assist customersto plan appropriate product and spare parts purchase schemefor special projects and key projects.

代理商应该在特殊项目和重点项目中协助客户规划设备、配件采购方案。

2.2.3After-sale service

售后服务

i Operation Test and Training

操作测试和培训

Dealer shall actively assist customers to conduct operation test for the initial installation and design the first operation plan.Dealer shall also provide training to the relevant personof customers on operation, maintenance and safety.

代理商应该积极帮助客户进行首次装机后的开机测试，并设计初次操作方案。代理商应该为客户的相关人员提供操作、保养和安全方面的培训。

ii Regular inspection

定期检查

Dealer shall, in accordance with Sany Service Standard, regularly check sold products, remind customers to conduct equipment maintenancein time, and keep inspection records on equipment maintenance which shall be regularly fedbackto Sany.

代理商应该按三一服务标准对已售产品进行定期检查，提醒客户及时做设备保养，并需要做好保养检查记录，定期反馈给三一。

iii Call-out service

召请服务

Dealer shall, upon receiving notice of equipment failure, make quick response and contact customers promptlyin accordance with Sany Service Standard. Dealer shall arrive at the customer's place for troubleshooting within agreed time. Dealer shall submit Service Report to local service manager of Sany regularly.When Dealer is unable to solve a failure due to product quality issue, Dealer shall actively turn to Sany's assistanceand try its best to provide a solution for less complaint.

代理商在收到设备故障通知后，应该按三一服务标准立即做出反应并及时联系客户。代理商应该在约定的时间到达客户处进行故障检查。代理商应该定期提交《服务报告》给三一当地的

服务负责人。当代理商不能处理由于产品质量造成的故障时，应该立即寻求三一帮助，并尽量提供解决方案，降低客户抱怨。

iv Spare parts supply

配件供应

Dealer shall stock sufficient quantity of spare parts to meet the demand of customers.

代理商应该储备足量的配件以满足客户需求，提高配件满意度。

2.3 Technicalupgrade

技术改进

Dealer shall carry out technical upgradeservice to the required Product(s) upon Sany's notice, and submit technical upgrade report to Sany. Dealer shall provide service at its own account firstly, and then apply for compensation fromSany according to technical upgrade policy/ procedure of Sany.

在收到三一通知后，代理商应该对指定产品提供技改服务，并提交《技改报告》给三一。代理商应先自行承担相关服务费用，随后根据三一的技改政策和流程向三一申请补偿。

2.4 Dealer shall regularly inform Sanyof products' potential hazard and submit written report on major failuresin 24 hours upon its occurrence.

代理商应该定期通知三一有关设备潜在隐患，如发生重大故障应该在 24 小时内向三一提交书面报告。

3 Responsibilities of Sany

三一职责

3.1 Sanyshall guarantee that quality and quantity of Products and parts as dispatched from factory, are in accordance with the provisions of the contract signed by both parties.

设备和配件离开工厂时，三一应该确保其质量和数量符合双方签署协议的约定。

3.2 When the initial sale of anymodel of Product is achieved in the Territory, Sany may, upon Dealer's request, send service engineers to provide necessary training on installation, inspection and maintenance.

当区域内任一型号产品实现首次销售，三一可以根据代理商的要求，派遣服务工程师提供必要的装机、检验和保养方面的培训。

3.3 Sany shall publish global prices for spare parts annually,while Sanyreserves the rights toadjust the price.

三一应该每年公布配件牌价，但三一保留调整价格的权利。

3.4 Technical upgrade support

技改支持

Sany shall provide files, technical information and other necessary supports for technical upgrade.

对于技改服务，三一应该提供文件、技术信息和其它必要的支持。

3.5 Sany shall, on an irregular basis, organize follow-up visits to customers and feed back the relevant information to Dealer. Dealer shall take measures to solve problems reflected in Sany's feedback and make continuous improvement.

三一应该不定期的组织客户回访并将相关信息反馈给代理商。代理商应该对三一反馈的问题采取措施解决，并持续改进。

3.6 Sany is to provide free-of-charge training for service management system including GCP, CSM, etc.

三一将对服务管理系统（包括 GCP, GOT 等）提供免费培训。

3.7 Sany shall publish related policiesincluding technical update, maintenance and replacement of parts, etc.

三一应该公布关于技改、保养和配件更换等内容的政策。

4 Warranty of Products

- **产品保修**

4.1 Warranty Period. The standard warranty period for Sany Productsis clarified in the***Warranty Brochure***;Dealer shall strictly comply with Terms of Warranty for Sany Product published by Sany. If Dealer provides service to a customer that is not covered by warranty terms, the related expensesshall be borne by Dealer.

保修期。三一产品标准保修期已经在《质量保修手册》里面详细说明；代理商应该严格执行三一公布的产品保修条款。如果代理商为客户提供保修条款外的服务，那么相应的费用应该由代理商自行承担。

4.2 Spare parts for maintenance and replacement within the warranty period

保修期内的保养和更换所需配件

For replacement of defective parts within warranty period,Dealer shall report to Sany to get approved before taking action. Dealer shall make the replacement first and then claim the expense to Sany. Dealer shall submit compensation report to Sany according to *Overseas Service Claim Application Regulation* published by Sany.

对于保修期内的损坏配件的更换，代理商应该在处理前向三一申请并获得同意，先处理故障，后索赔。索赔根据三一公布的《海外服务索赔申请管理制度》执行。

4.3 Service beyond the warranty period

保修期外的服务

For all the spare parts and service beyond the warranty period, Dealer shall provide charged service for customers.

对于保修期外的所有配件和服务，代理商可以向客户提供有偿服务。

5 Service Charges

服务费用

5.1 Service feewithinwarranty period

保修期内服务费用

5.1.1 For products in Dealer's Territory sold by Dealer, Service fee for maintenance within the warranty period has been deducted from Product Price of each contract. SANY will not compensate more for it.

对于代理商在其区域内所售产品，保修期内设备保养服务费已经包含在各交易合同的产品价格里。三一不再另行支付此类费用。

5.1.2 For products in Dealer's Territory which are not sold by Dealer but still within warranty period, Dealer shall provide the service and related service fee shall be transferredto Dealer. The transferred amount shall be valued on the basis of service fee standard.

对于代理商其区域内不是该代理所售，但仍在保修期内的产品，代理商先提供服务后，后划拨服务费用给此代理商。相关费用根据服务费标准进行计价。

5.1.3 For service fee of special issues that are not stipulated in this Agreement, shall be discussed case by case.

对于此条款中没有提及的特殊事宜的服务费，应该根据实际情况而定。

5.2 Service fee beyond the warranty period

保修期外的服务费用。

5.2.1 Dealer shall provide promptly charged service for all Products beyond the warranty period.

代理商应对保修期外的所有设备及时提供有偿服务。

5.2.2 In case of a failure that cannot be solved by Dealer, Dealer mayseek Sany's assistance in time, and Sany may offer charged service.

若代理商不能处理某一故障，可以及时寻求三一的帮助，三一可以提供有偿服务。

5.2.3 For failure of Product due to customer'soperation errors, use of non-genuine Sany's designated spare parts, natural disaster, war or other force majeure within or beyond the warranty period, Dealer shall provide charged service.

对在保修期内和保修期外，由客户操作错误、使用非三一纯正配件、自然灾害、战争或其它不可抗力因素造成的设备故障，代理商应该提供有偿服务。

5.3 The service fee standardand payment terms is stipulated in *Service Fee Policy* annually published by Sany.

相关服务费用标准和支付方式，会在三一每年公布的《服务费用政策》中阐述。

6 Reports and Documents

报告和文件

6.1 Dealer shall maintain and retain all records related toperformance of this Agreement, including pre-delivery record, maintenance report, antirust operation record, regular inspection record, repair report, invoices, accounts, etc.

代理商应该保留与履行本代理协议有关的所有记录，包括预验收报告，保养报告，防锈处理记录，定期检查记录，维修报告，发票，账户等。

6.2 Dealer shall submit a service report to Sany on a quarterly basis. The report shall cover service information (including customer complaints), information of product quality, new customer information (telephone numbers and emails), the latest situation of competitors's operation and service, etc.

代理商应每季度向三一提交服务工作报告。报告应该包括服务信息（包括客户投诉），产品质量信息，新客户信息（联系电话及电邮），以及竞争对手的操作和服务最新情况等。

6.3 The Dealer is welcomed to proposeon perfecting and rationalizing product performance, accessories and spare parts, and consult with Sany on aforesaid issues.

三一欢迎代理商就产品性能、零部件和配件向三一提出改良建议并征询三一的咨询意见。

7 Exemption clause

免责条款

Neither Sanynor any of Sany's Dealer/branch/affiliates shall be liable to the following circumstances:

三一，或任何三一的代理商/办事处/关联公司都不对如下情况负责：

7.1 Any failure, damage or loss caused by accident, improper use, negligence, warfare or natural disaster.

由于意外、不正确使用、疏忽、战争或自然灾害引起的任何故障、损坏或损失。

7.2 Any failureor damage caused by use of parts which is not provided or designated by Sany.

由于使用非三一提供的或指定的配件造成的任何故障或损坏。

7.3 Any failure, damage or loss caused by service staff that is not designated by Sany.

非三一指定的服务人员造成的任何故障、损坏或损失。

Sany International Development Ltd.

三一国际发展有限公司

For and on behalf of SANY INTERNATIONAL DEVELOPMENT LIMITED 三一国際發展有限公司

Authorized Signature (授权签名):

Wang Xu

Date（日期）: 2.18

Dealer: Ten-League Engineering & Techonlogy Pte Ltd.

代理商： Ten-League Engineering & Techonlogy Pte Ltd.

Authorized Signature(授权签名):

Jison Lim

Date（日期）:

Annex 3

三年商业计划书

Three-Year business plan

代理商明确知悉，三年商业计划书是代理协议执行的基础及重要组成部分。为了让代理协议有效执行，实现共赢，双方同意共同制定以下三年商业计划书，代理商将严格按照该商业计划书推动其目标的实现。

Dealer clearly acknowledges that the Three-year business plan is the basis and a crucial part of the implementation of DealerAgreements. In order to effectively implement the Dealer Agreement to achieve a win-win situation, the two parties agreed to jointly develop the following Three-year business plan, Dealer will be in strict accordance with the business plan to promote its objectives.

三年商业计划书 Three-year business plan			
项目指标 Index	2019	2020	2021
一、主机&配件采购及销售计划 Machine & spare parts purchasing/sales plan			
代理产品一：Product 1- Drilling Rig（旋挖钻）			
主机采购额（百万美元） Purchase amount of machine (million USD)	13.5	14.0	14.5
主机采购量（型号&台数） Machine purchasing (model& units)	SR205-6 units SR265R-4 units SR285R-7 units SR365R- 4units SR425R- 3units SR485R- 1units	SR265R-4 units SR285R-8 units SR365R- 5units SR425R- 3units SR485R- 2units	SR265R-3 units SR285R-8 units SR365R- 5units SR425R- 3units SR485R- 3units
主机销售额（百万美元） Sales amount of machine (million USD)	16.2	24.0	15.6
主机销售量（型号&台数） Machine sales(model& units)	SR205-6 units SR265R-4 units SR285R-7 units SR365R- 4units SR425R- 3units SR485R- 1units	SR265R-4 units SR285R-8 units SR365R- 5units SR425R- 3units SR485R- 2units	SR265R-3 units SR285R-8 units SR365R- 5units SR425R- 3units SR485R- 3units
配件采购额（百万美元） Purchase amount of parts (million USD)	0.5	0.7	0.9
配件销售额（百万美元） Sales amount of parts (million USD)	0.65	0.91	1.17
市场占有率（%）及市场地位（第 x 名） Market share(%) and Ranking	25% (2)	28% (2)	31% (1)

代理产品二：Product 2- Diaphragm Wall Grab (连续墙抓斗)			
主机采购额（百万美元） Purchase amount of machine (million USD)	3.3	5.3	6.6
主机采购量（型号&台数） Machine purchasing (model& units)	SH480-5 units	SH480-8 units (include diaphragm wall cutter)	SH480-10 units (include diaphragm wall cutter)
主机销售额（百万美元） Sales amount of machine (million USD)	3.96	6.36	7.92
主机销售量（型号&台数） Machine sales(model& units)	SH480-5 units	SH480-8 units (include diaphragm wall cutter)	SH480-10 units (include diaphragm wall cutter)
配件采购额（百万美元） Purchase amount of parts (million USD)	0.05	0.08	0.10
配件销售额（百万美元） Sales amount of parts (million USD)	0.07	0.10	0.13
市场占有率（%）及市场地位（第 x 名） Market share(%) and Ranking	16%(4)	25%(3)	27%(2)

市场占有率数据来源应为 AEM 和中国海关发布的统计数据为准，除非代理商能够提供所在国海关数据进口数据等材料另行证明；在商业计划的年度考核中，当代理商的主机采购额未能满足上述计划但市场占有率及市场地位满足时，在上述其他计划满足年度商业计划的情形下，则仍视为代理商实现该年度商业计划；但是当主机采购额、市场占有率及市场地位均未满足上述计划时，即便上述其他计划已满足年度商业计划，则仍视为代理商未能实现商业计划。

The data of market share shall be quoted from data published by AEM (i.e. Association of Equipment Manufactures) and GACC(i.e. General Administration of Customs People's Republic of China), unless Dealer can provide the import data from the local General Administration of Customs. In the annual assessment of Dealer's plan, in the event that Dealer fail to achieve the target of Purchase Amount of Machine, while succeuss to achieve the target of Market Share and Ranking as per above plan, Dealer shall be deemed to have achieved the annual Business Plan subject to all other indexes provided above are achieved; Nevertheless, in the condition that Index of Purchase Amount of Machine and Market Share and Ranking do not meet the annual tartget, Dealer shall not be deemed to have achieved the annual Bussiness Plan even all other indexes provided above have been achieved.

二、配件储备计划 Sample machine&spare parts storage plan

代理产品一：Product 1- Drilling Rig			
配件储备金额（百万美元） Storage amount of spare parts (million USD)	0.2	0.3	0.4
代理产品二：Product 2 Diaphragm Wall Grab			
配件储备金额（百万美元） Storage amount of spare parts (million USD)	0.05	0.08	0.10

三、资源配置计划 Resource allocation

营销&服务网点（数量&面积） Sales& Service network(quantity & size)	1 个,2000m2	1 个,2000m2	1 个,2000m2
营销人员 Number of Sales staff	3	4	5

服务工程师 Number of service staff	5	8	10
营销车辆 Number of sale vehicles	3	4	5
服务车辆 Number of service vehicles	3	4	5
配件仓库（数量及面积） Spare parts warehouse (quantity & size)	300 m2	300 m2	300 m2
维修车间（数量及面积） Service workshop (quantity & size)	1 个 300m2	1 个 300m2	1 个 300m2
设备展示场地（数量及面积） Exhibition room(quantity & size)	1 个,500m2	1 个,500m2	1 个,500m2
四、服务能力建设 Service capacity building			
服务半径（公里） Service radius(km)	40	40	40
独立服务订单率（%） Independent service order rate（%）	70%	80%	90%
人均服务设备台量（台/人） Average service capacity per person (unit/person)	10	10	10
车均服务设备台量（台/车） Average service capacity per vehicle (unit/vehicle)	17	20	22
台均配件储备金额（美元/台） Average spare parts storage amount per vehicle(USD/vehicle)	10000	12500	13600
服务培训（场次/人次） Service training(session/person-time)	4 次	6 次	6 次

1.独立服务订单率=代理商单独完成的服务订单量/代理商销售设备发生的服务订单总量（含预验收、开机、巡检、故障）*100%（计划制定参考值≥80%）

Independently finished service order rate= orders completed independently by dealer/total amount of orders related to sales (including pre-check, starting up, inspection and breakdown)*100% (reference rate≥80%)

2.服务培训：为终端客户培训每季度至少一次。

Service training: Training for end customers at least once a quarter

五、促销计划 Market promotion plan			
促销活动 The promotion method	推介会或展会 1 次，5 万美金 回司考察 3 次，6 万美金	推介会或展会 2 次，7 万美金 回司考察 4 次，8 万美金	推介会或展会 2 次，8 万美金 回司考察 4 次，9 万美金
促销费用占比（%主机采购额） Marketing promotion cost ratio （% of purchase amount of machine)	1.0%	1.0%	1.0%

SANY Dealer Agreement

1.需说明促销方式、列举具体展会、报刊、杂志名称、投放时间及预算;
The marketing promotion method shall be stated, including the name, time, and budget of the specific exhibition, newspaper, magazine,
2. 促销费用占比=促销费用/主机采购额×100%（计划制定参考值 1%-3%）;
The marketing promotion cost ratio = Marketing promotion cost/Purchase amount of machine ×100%. (reference rate 1%- 3%)

三年商业计划书是本协议的依据与基础，三一有权对代理商履行三年商业计划书的情况进行评估、指引、督促、考核，具体如下：随时就商业计划履行情况通知并提醒代理商；每两个季度评估该商业计划的履行情况，并将评估结果通报代理商以督促代理商履行商业计划书；每年 1 月 30 日前对代理商上年度商业计划书的执行情况进行考核。如果代理商未能完成三年商业计划书中的年度商业计划，或在三一给予的整改期内，未根据三一建议完成整改，或未能遵守三一的商业战略，三一有权将代理商的部分代理区域/代理产品/代理期限等进行调整，或将代理商的部分代理区域/代理产品重新指定给其他代理商、或降级为非独家代理商（若代理商为独家代理商）、终止其代理权。

Three-year Business Plan is the basis and a crucial part of this Agreement, Sany is entitled to evaluate, guide, supervise, push, and assess Dealer's implementation of Three-year Business Plan. For the purpose of this Clause, entitlement of Sany consists of: (a) inform and remind Dealer of her implementation of Three-year Business Plan at any time, (b) evaluate Dealer's performance of Three-year Business Plan every two quarters, and inform the Dealer of such evaluation result as well as pushing forward the Dealer to implement the plan, (c) assess Dealer's last-year performance before 30th, January yearly. Provided that Dealer fails to achieve the target in Three-year Business Plan, or fails to make modification in accordance with Sany's advice during the period of rectification ,or fails to comply with Sany's commercial strategy, Sany is entitled to (a) adjust Territory/Products/Dealership Period, (b) reassign a portion or portions of the Dealer's Territory/Products to other dealers or (c) downgrade the Dealer to be a non-exclusive dealer (on the condition that Dealer is an exclusive dealer) or (d) terminate this Agreement.

Sany International Development Ltd.

三一国际发展有限公司

For and on behalf of
SANY INTERNATIONAL DEVELOPMENT LIMITED
三一国际发展有限公司

Authorized Signature (授权签名):

Authorized Signature(s)

Wang Xu

Date（日期）: 2.1.10

Dealer: Ten-League Engineering & Techonlogy Pte Ltd.

代理商： Ten-League Engineering & Techonlogy Pte Ltd.

Authorized Signature(授权签名):

TEN-LEAGUE ENGINEERING & TECHNOLOGY PTE LTD

Jison Lim

Date（日期）: